Exhibit 99.1

FOR IMMEDIATE RELEASE
CONTACTS:
Jerry Parrott
Vice President, Corporate Communications
301/315-2777
Kate de Santis
Director, Investor Relations
301/251-6003

HUMAN GENOME SCIENCES ANNOUNCES
FINANCIAL RESULTS FOR FIRST QUARTER OF 2005

     ROCKVILLE, Maryland — April 25, 2005 — Human Genome Sciences, Inc. (Nasdaq: HGSI) today announced financial results for the quarter 2005.

     The Company’s net loss for the quarter, in accordance with Generally Accepted Accounting Principles (GAAP) was $59.6 million, or $0.46 per share. This compares with the net loss for the first quarter of 2004 of $55.4 million, or $0.43 per share. The increase in the net loss as compared to the prior year is primarily due to a decrease in net interest income and a slight increase in R&D expenses, partially offset by the absence of restructuring charges that were incurred in the previous year.

     The Company’s pro forma net loss for the first quarter of 2005 was $59.6 million, or $0.46 per share, compared to the pro forma net loss for the first quarter of 2004 of $51.7 million, or $0.40 per share. The increase in the pro forma net loss as compared to the prior year is primarily due to the decrease in net interest income and a slight increase in R&D expenses, as mentioned above. The Company’s pro forma net loss for the year-earlier period excludes a restructuring charge of $3.7 million, or $0.03 per share.

     The Company reported revenues of $1.1 million for the quarter ended March 31, 2005, compared to revenues of $1.6 million for the first quarter of 2004. The decrease in revenue relates primarily to the receipt of a milestone payment from GlaxoSmithKline in the prior year.

     At March 31, 2005, cash and short-term investments totaled $859.3 million, including $215.1 million of restricted investments. This compares to $952.7 million in cash and short-term investments, including $215.2 million of restricted investments, at December 31, 2004.

     As of March 31, 2005, there were approximately 130.6 million shares of Human Genome Sciences common stock outstanding.

     H. Thomas Watkins, Chief Executive Officer, said, “Since the start of 2005, Human Genome Sciences has achieved several key clinical development milestones. We reported the positive outcomes of Phase 2 trials of LymphoStat-B in rheumatoid arthritis and Albuferon in chronic hepatitis C infection. We completed enrollment in separate Phase 2 clinical trials of HGS-ETR1 in patients with advanced non-Hodgkin’s lymphoma and advanced colorectal cancer. We initiated dosing in a Phase 1 clinical trial of CCR5 mAb in patients with HIV/AIDS. We look forward to the completion of a number of Phase 2 clinical trials later this year, including the trials of LymphoStat-B in systemic lupus erythematosus and HGS-ETR1 in non-small cell lung cancer, colorectal cancer and non-Hodgkin’s lymphoma. We also look forward to the initiation of Phase 2 studies of HGS-ETR2 in a number of cancers, and to the initiation of Phase 2B combination study of Albuferon with ribavirin in treatment-naïve patients with chronic hepatitis C.”

HIGHLIGHTS OF THE QUARTER

PRODUCTS
     Human Genome Sciences continued to advance its drugs in clinical development.

LymphoStat-BTM: On April 6, 2005, Human Genome Sciences announced that LymphoStat-B has met the primary efficacy and safety endpoints in a Phase 2 clinical trial in patients with rheumatoid arthritis who had failed prior treatment. The data show that LymphoStat-B is safe, well tolerated and reduces the signs and symptoms of rheumatoid arthritis at a level of statistical significance. The results also add substantively to the evidence of LymphoStat-B’s biological activity, as demonstrated by statistically significant reductions in circulating B cells and rheumatoid factor autoantibody levels. The Company intends to meet in the near future with clinical experts, its potential partner GlaxoSmithKline, and regulatory authorities to discuss the appropriate next steps in the development of LymphoStat-B for the treatment of rheumatoid arthritis. Results from a separate Phase 2 clinical trial of LymphoStat-B in patients with systemic lupus erythematosus are anticipated in the Fall of 2005.

AlbuferonTM: On April 14, 2005, the results of a Phase 2 clinical trial of Albuferon in patients with genotype 1 chronic hepatitis C who failed prior interferon-alpha treatments were reported in Paris at the 40th Annual Meeting of the European Association for the Study of the Liver. These data demonstrate that Albuferon was well tolerated, had a prolonged half-life and exhibited robust antiviral activity, with durable dose-dependent reductions in hepatitis C viral load. One of the study objectives was to identify a range of doses that Human Genome Sciences plans to evaluate in a larger 48-week Phase 2B study of Albuferon in combination with ribavirin in patients who ar naive to interferon-alpha treatments. The Company plans to initiate the Phase 2b trial by mid-year 2005. A separate Phase 2 trial of Albuferon is ongoing in patients with chronic hepatitis C who have failed prior treatments with interferon alpha-based regimens.

HGS-ETR1 (TRAIL-R1 agonistic human monoclonal antibody): On March 3 and February 23, 2005, respectively, Human Genome Sciences announced the completion of enrollment of patients in separate Phase 2 clinical trials of HGS-ETR1 in advanced non-Hodgkin’s lymphoma and advanced colorectal cancer. These Phase 2 studies HGS-ETR1, along with a separate ongoing Phase 2 trial in advanced non-small cell lung cancer, fit into a global clinical development program through which the Company is evaluating the compound’s potential for use in the treatment of specific cancers. The results of all three Phase 2 trials are expected in 2005.

CCR5 mAb: On March 30, 2005, Human Genome Sciences announced the initiation of dosing in a Phase 1 clinical trial to evaluate the safety, tolerability and pharmacology of CCR5 mAb in patients who are infected with HIV-1, the retrovirus that causes acquired immunodeficiency syndrome (AIDS). Preclinical studies demonstrate that CCR5 mAb specifically recognizes and binds the CCR5 receptor, which is known to be a key facilitator of infection with human immunodeficiency virus. CCR5 mAb may have the potential to offer a novel therapeutic option for the treatment of HIV infection and AIDS, which may have the advantages of a lack of drug interactions and a reduced likelihood of the development of resistance.

ANALYST & INVESTOR MEETING ON MAY 26, 2005
      Human Genome Sciences’ senior management team will provide and overview of the Company’s strategy and clinical pipeline at a meeting for analysts and investors on Thursday, May 26, 2005, starting at 12 Noon Eastern Time. The meeting will be webcast live and may be accessed at www.hgsi.com. Investors interested in listening to the live webcast should log on before the meeting begins in order to download any software required. The archive of the meeting will be available for several days after the presentation.

ABOUT HUMAN GENOME SCIENCES
     Human Genome Sciences is a company with the mission to treat and cure disease by bringing new gene-based protein and antibody drugs to patients.

     Health professionals or patients interested in inquiring about clinical trials involving Human Genome Sciences products are encouraged to inquire via the Contact Us section of the company’s web site, www.hgsi.com/products/request.html, or by calling us at (301) 610-5790, extension 3550. For additional information about Human Genome Sciences, please visit our web site at www.hgsi.com.

     HGS, Human Genome Sciences, Albuferon and LymphoStat-B are trademarks of Human Genome Sciences, Inc.

     The pro forma financial measures used in this press release are not prepared in accordance with generally accepted accounting principles (GAAP). Non-GAAP pro forma financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. The Company’s management refers to these non-GAAP pro forma financial measures in making operational decisions because they provide meaningful supplemental information regarding the Company’s operational performance and facilitate management’s internal comparisons to the Company’s historical operating results. In addition, the Company has historically reported similar non-GAAP pro forma financial measures to investors and believes that the inclusion of comparative numbers provides consistency in its financial reporting. Investors are encouraged to review the reconciliation of the non-GAAP pro forma financial measures used in this press release to their most directly comparable GAAP financial measure as provided with the financial results attached to this press release.

     This announcement contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The forward-looking statements are based on Human Genome Sciences’ current intent, belief and expectations. These statements are not guarantees of future performance and are subject to certain risks and uncertainties that are difficult to predict. Actual results may differ materially from these forward-looking statements because of the Company’s unproven business model, its dependence on new technologies, the uncertainty and timing of clinical trials, the Company’s ability to develop and commercialize products, its dependence on collaborators for services and revenue, its substantial indebtedness and lease obligations, its changing requirements and costs associated with planned facilities, intense competition, the uncertainty of patent and intellectual property protection, the Company’s dependence on key management and key suppliers, the uncertainty of regulation of products, the impact of future alliances or transactions and other risks described in the Company’s filings with the Securities and Exchange Commission. Existing and prospective investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of today’s date. Human Genome Sciences undertakes no obligation to update or revise the information contained in this announcement whether as a result of new information, future events or circumstances or otherwise.

(See selected data on following page.)

HUMAN GENOME SCIENCES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS

	Three months ended March 31,
	2005	2004
	(dollars in thousands, except share and per share amounts)

Revenue — R&D collaborative contracts	$1,105	$1,643

Costs and expenses:
Research and development	54,199	53,056
General and administrative	9,428	9,097
Charge for restructuring	—	3,699

Total costs and expenses	63,627	65,852

Income (loss) from operations	(62,522)	(64,209)
Net interest income	2,940	8,781

Income (loss) before taxes	(59,582)	(55,428)
Provision for income taxes	—	—

Net income (loss)(a)	$(59,582)	$(55,428)

Net income (loss) per share, basic & diluted (a)	$(0.46)	$(0.43)

Weighted average shares outstanding, basic & diluted	130,609,985	129,542,978

(a)	The Company’s net income (loss) for the three-month period ended March 31, 2004 includes a charge for restructuring. Excluding this item, pro forma net income (loss) is as follows:

Net income (loss), per above	$(59,582)	$(55,428)
Charge for restructuring	—	3,699

Pro forma net income (loss)	$(59,582)	$(51,729)

Pro forma net income (loss) per share, basic & diluted	$(0.46)	$(0.40)

Weighted average shares outstanding, basic & diluted	130,609,985	129,542,978

HUMAN GENOME SCIENCES, INC.
CONSOLIDATED BALANCE SHEET DATA:

	March 31, 2005	December 31, 2004
	(dollars in thousands)
Cash, cash equivalents and short-term investments (b)	$859,349	$952,686
Total assets (b)	1,173,065	1,249,385
Total debt and capital lease, less current portion	505,046	505,131
Total stockholders’ equity	588,036	656,047

(b)	Includes $215,096 and $215,236 in restricted investments at March 31, 2005 and December 31, 2004, respectively.

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